EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-197311 and 333-191493 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our report dated July 24, 2015, relating to the combined financial statements of Polar Midstream, LLC, a carve-out of Meadowlark Midstream Company, LLC, and Epping Transmission Company, LLC (the “Company”), which are indirect subsidiaries of Summit Midstream Partners, LLC (“Summit Investments”), as of and for the year ended December 31, 2014 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph related to the carve-out nature of the combined financial statements), appearing in this Amendment No. 1 to the Current Report on Form 8-K of Summit Midstream Partners, LP.

/s/ Deloitte & Touche LLP

Atlanta, GA
July 24, 2015

EX 23.1-1